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                                                                    Exhibit 23.3

     With respect to the Registration Statements on Form S-3 No.'s 33-16239 and 333-71 and Registration Statements on Form S-8 No.'s 33-49889 and 333-36202 filed by Kaiser Aluminum Corporation, a Delaware corporation (the "Registration Statements"), we hereby consent to the use of our name, and to references to advice rendered by our firm, incorporated by reference into the Registration Statements from Kaiser Aluminum Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, under the headings (i) Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Commitments and Contingencies, and (ii) Note 11 of Notes to the Consolidated Financial Statements.

                                             HELLER EHRMAN WHITE & McAULIFFE LLP

March 28, 2005